Exhibit 99.1

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS ANNOUNCES PRICING OF $175 MILLION OF 6.5% SERIES J CUMULATIVE REDEEMABLE PREFERRED STOCK

BLOOMFIELD HILLS, Mich., August 3, 2012 - - Taubman Centers, Inc. (NYSE: TCO)
today announced the pricing of an underwritten public offering of 7,000,000 shares or $175 million of 6.5% Series J Cumulative Redeemable Preferred Stock at a price of $25.00 per share, pursuant to an effective registration statement. The company granted the underwriters an option to purchase up to an additional 1,050,000 shares within 30 days to cover over-allotments, if any. The offering is expected to close August 14, 2012. The company may redeem, at its option, the Series J Cumulative Redeemable Preferred Stock at a redemption price of $25.00 per share on or after August 14, 2017.

The company intends to use the proceeds to redeem its outstanding 8% Series G Cumulative Redeemable Preferred Stock and 7.625% Series H Cumulative Redeemable Preferred Stock. Prior to the redemption, the company will use the net proceeds from this offering to temporarily repay all of the amount outstanding under its $715 million revolving lines of credit.

Morgan Stanley and Wells Fargo Securities acted as joint book-running managers for the offering. PNC Capital Markets LLC acted as co-manager.

The offering is being made under the company's shelf registration statement filed with the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. A copy of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from (i) Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department, or email: prospectus@morganstanley.com; or (ii) Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, or email: cmclientsupport@wellsfargo.com, or by calling toll-free at 1-800-326-5897.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration and qualification.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 27 U.S. owned, leased and/or managed properties, the most productive in the publicly held U.S. regional mall industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan, and its Taubman Asia subsidiary is headquartered in Hong Kong.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the global credit environment and the continuing impacts of the recent U.S. recession, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, general development risks, and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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